Exhibit 99.1

FOR IMMEDIATE RELEASE


                                       For further information contact:
                                       Donald A. Williams, President & CEO
                                       Michael J. Janosco Jr., CFO
                                       413-568-1911


Westfield Financial, Inc. Reports Results for the Quarter Ended March 31,
2004

Westfield, Massachusetts, April 27, 2004: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.6 million or $0.16 per diluted share compared to a net loss of $1.6 million or $0.16 per diluted share for the same period in 2003.

The first quarter of 2003 included an expense of $2.9 million representing an estimate of the additional state tax liability, including interest, relating to the deduction for dividends received from the Bank's real estate investment trust subsidiary (the "REIT") for 2002 and prior years. The tax matter was settled in the second quarter of 2003 resulting in a reversal of $1.45 million of the expense.

Donald A. Williams, President and Chief Executive Officer of the Company said, "We continue to experience significant growth in our commercial real estate loans and commercial and industrial loans. For the quarter ended March 31, 2004, commercial real estate loans and commercial and industrial loans grew $8.6 million or 4.0% to $225.2 million at March 31, 2004 from $216.6 million at December 31, 2003. Mr. Williams also stated, "The Board of Directors declared a $0.05 cash dividend on April 26, 2004 to all shareholders of record on May 11, 2004, payable on May 25, 2004.

Net interest and dividend income for the three months ended March 31, 2004 was $5.9 million compared with $5.7 million for the quarter ended March 31, 2003. Net interest margin for the quarters ended March 31, 2004 and 2003 was 3.14% and 3.03%, respectively. The increase in the net interest margin was primarily due to lower funding costs in the quarter ended March 31, 2004.

The provision for loan losses for the three months ended March 31, 2004 and 2003 was $150,000 and $200,000, respectively. Nonperforming loans increased $1.1 million to $2.9 million at March 31, 2004 compared to $1.8 million at December 31, 2003. The increase in nonperforming loans was primarily due to a single commercial real estate loan relationship of $1.4 million. The loan is fully secured based on the estimated fair market value of the collateral.

Net gains on sales of securities for the three months ended March 31, 2004 were $479,000 as compared to net gains on sales of securities of $60,000 for the quarter ended March 31, 2003.

Other noninterest income for the three months ended March 31, 2004 was $586,000 as compared to $624,000 for the same period in 2003. The decrease was the result of fees received of $11,000 for the quarter ended March 31, 2004 from the Bank's residential real estate loan program with a third party mortgage company as compared to $85,000 for the same period in 2003. Fee income from the third party mortgage company in the future will be affected by borrower activity, which generally decreases in a rising interest rate environment.

Noninterest expense for the three months ended March 31, 2004 was $4.5 million compared with $4.6 million for the same period in 2003. The decrease in noninterest expense was primarily the result of a $328,000 charge taken in the first quarter of 2003 to accrue for interest expected to be due the Commonwealth of Massachusetts as a result of the enacted REIT legislation partially offset by an increase of $231,000 in salaries and benefits as a result of normal salary increases and an increase in stock based benefit plan expense of $50,000.

Total assets increased $2.3 million to $797.5 million at March 31, 2004 from $795.2 million at December 31, 2003. Securities for the quarter ended March 31, 2004 decreased by $26.1 million or 7.18%, to $337.5 million at March 31, 2004 from $363.6 million at December 31, 2003. Net loans increased by $10.0 million, or 2.9%, to $355.0 million at March 31, 2004 from $345.0 million at December 31, 2003. The growth in loans was primarily the result of an increase in commercial real estate loans and commercial and industrial loans.

Total deposits decreased $10.8 million to $621.6 million at March 31, 2004 from $632.4 million at December 31, 2003. Time certificates of deposit decreased by $11.8 million while core deposits increased by $1.0 million. The Bank's strategic plan calls for a lesser reliance on time deposit accounts. The decrease in deposits was offset by a $10 million increase in Federal Home Loan Bank borrowings.

Stockholders' equity at March 31, 2004 and December 31, 2003 was $125.4 million and $124.8 million, respectively, which represented 15.7% of total assets in both periods. The change is primarily comprised of net income of $1.6 million for the quarter ended March 31, 2004, the repurchase of 38,400 shares of common stock for $936,000, and the declaration by the Board of Directors of a dividend of $0.05 per share, or $526,000, on January 27, 2004.

The Company's annual meeting of shareholders will be held on Friday, May 21, 2004 at 10:00 a.m., at the Tekoa Country Club located at 459 Russell Road, Westfield, Massachusetts 01085. At the meeting, shareholders of record on March 26, 2004, will be asked to consider and vote upon the election of four directors: and any other matters as may properly come before the meeting, or any adjournments thereof.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                            March 31,    December 31,
                                                               2004          2003
                                                            ---------    ------------

Total assets                                                $797,488       $795,216
Securities held to maturity                                  255,480        261,610
Securities available for sale                                 82,050        101,983
Stock in Federal Home Loan Bank of Boston
 and other stock                                               4,237          4,237
Loans                                                        359,738        349,622
Allowance for loan losses                                      4,699          4,642
                                                            --------       --------
Net loans                                                    355,039        344,980

Total deposits                                               621,632        632,431

Customer repurchase agreements                                15,087         12,135

Federal Home Loan Bank Advances                               30,000         20,000

Stockholders' equity                                         125,435        124,804

Book value per share                                           12.61          12.50

Other Data:

Nonperforming loans                                         $  2,937       $  1,768

Nonperforming loans as a percentage of total assets             0.37%          0.22%

Nonperforming loans as a percentage of total loans              0.82%          0.50%

Allowance for loan losses as a percentage
 of nonperforming loans                                          160%           263%

Allowance for loan losses as a percentage of total loans        1.31%          1.33%

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                              Three Months Ended
                                                   March 31
                                             2004           2003
                                             ----           ----

Interest and dividend income              $    8,620     $    9,673
Interest expense                               2,751          3,957
                                          ----------     ----------

Net interest and dividend income               5,869          5,716
Provision for loan losses                        150            200
                                          ----------     ----------

Net interest and dividend income after
 provision for loan losses                     5,719          5,516
Net gains on sales of securities
 Available for sale                              479             60
Other noninterest income                         586            624
Other noninterest expense                      4,483          4,629
                                          ----------     ----------

Income before income taxes                     2,301          1,571
Income taxes                                     694          3,177
                                          ----------     ----------
Net income (loss)                         $    1,607     $   (1,606)
                                          ==========     ==========

Basic earnings (loss) per share           $     0.16     $    (0.16)

Average shares outstanding                 9,976,758     10,104,737

Diluted earnings (loss) per share         $     0.16     $    (0.16)

Diluted average shares outstanding        10,209,196     10,104,737

Other Data:

Return (Loss) on Average Assets (1)             0.81%         (0.81)%

Return (Loss) on Average Equity (1)             5.15%         (5.19)%

Net Interest Margin                             3.14%          3.03%

<F1>  Three month results have been annualized.


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